Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Southern First Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (No. 333-168779) on Form S-8 of Southern First Bancshares, Inc. and Subsidiary, relating to the Southern First Bancshares, Inc. 2010 Stock Incentive Plan, as amended, of our report dated March 4, 2014, related to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Southern First Bancshares, Inc. and Subsidiary for the year ended December 31, 2013.

/s/ Elliott Davis, LLC

Greenville, South Carolina

December 16, 2014